Pentair, Inc.	EXHIBIT 99.1
5500 Wayzata Blvd., Suite 800
Golden Valley, MN 55416
763 545 1730 Tel
763 656 5400 Fax

News Release
Pentair Announces $15.2 Million Adverse Jury Verdict in Horizon Litigation
GOLDEN VALLEY, Minn. — June 29, 2007 — Pentair (NYSE: PNR) today announced that the jury in the retrial of the lost profits portion of the Horizon litigation awarded a verdict yesterday against its subsidiary, Essef Corporation (Essef). The jury awarded the plaintiff in the case, Celebrity Cruise Lines, Inc. (Celebrity), $15.2 million for claimed lost profits in 1994 and 1995.
These damages are in addition to an earlier jury verdict of $10.4 million for out-of-pocket expenses incurred by Celebrity arising out of the incident. The Company stated that it is studying the verdict and the trial record to determine the course of any future action, which could include post-trial motions and appeal to the Second Circuit Court of Appeals. Final judgment has not yet been entered on the verdict, as there remain a number of issues to be determined by the Court, including liability for attorneys’ fees in a prior trial, pre-judgment interest that may be awarded by the Court and Essef’s claim for reduction of the award for Celebrity’s contributory negligence.
As previously disclosed, the case arises out of an outbreak of Legionnaire’s Disease on the Horizon cruise ship in 1994. Celebrity sued Essef and certain of its subsidiaries prior to Pentair’s acquisition of Essef in August 1999. Celebrity alleged that it sustained damages resulting from the outbreak, seeking attorney fees and costs for prior litigation as well as out-of-pocket expenses, lost profits and lost enterprise value. Trial in 2006 on this matter resulted in adverse $183 million verdicts on Celebrity’s claims for lost profits and lost enterprise value that were reversed following the Court’s decision on post-trial motions submitted by the parties.
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About Pentair, Inc.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures market, designing and manufacturing standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2006 revenues of $3.15 billion, Pentair employs approximately 15,000 people worldwide.
Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as whether the Company’s post-trial motions and appeals will be successful, and the amount of any pre-judgment interest and attorneys fees which may be awarded. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

Pentair Contacts:
Todd Gleason	Rachael Jarosh
Vice President, Investor Relations	Director, Communications
Tel.: (763) 656-5570	Tel.: (763) 656-5280
E-mail: todd.gleason@pentair.com	E-mail: rachael.jarosh@pentair.com